Exhibit 99.1

Incannex Healthcare Appoints Alison Wimms, Ph.D. to Newly Formed IHL-42X Obstructive
Sleep Apnea (OSA) Clinical Advisory Board

Dr. Wimms brings extensive industry and clinical development experience in sleep medicine innovation

NEW YORK and MELBOURNE, Australia, February 4, 2025 (GLOBE NEWSWIRE) -- Incannex Healthcare Inc. (Nasdaq: IXHL), (Incannex), a clinical-stage biopharmaceutical company leading the way in developing combination medicines today announced the appointment of Alison Wimms, Ph.D. as an advisor to its newly formed IHL-42X Obstructive Sleep Apnea (OSA) Clinical Advisory Board where she will represent ResMed.

Dr. Wimms brings two decades of sleep medicine industry and research expertise to her advisory role at Incannex. Dr. Wimms holds a Doctor of Philosophy (Ph.D.) in Medicine, and Master of Medicine (Sleep Medicine) and Bachelor of Science degrees from the University of Sydney.

“Incannex’s newly formed clinical advisory board and the appointment of Dr. Wimms underscore our continued dedication to innovation in the field of OSA and transforming patient treatment outcomes,” said Joel Latham, Incannex's President and Chief Executive Officer. “We are thrilled to welcome Dr. Wimm’s expertise to our IHL-42X clinical advisory board. This marks an exciting step in fostering collaboration as we advance our global Phase 2/3 ‘RePOSA’ clinical study in OSA.”

“I am excited to join Incannex’s OSA Clinical Advisory Board. I look forward to advising on IHL-42X late-stage clinical development,” said Dr. Alison Wimms.

About IHL-42X

IHL-42X, an oral fixed-dose combination of acetazolamide and dronabinol, is currently in Phase 2/3 clinical studies for the treatment of obstructive sleep apnea (OSA). Designed to act synergistically, IHL-42X targets two distinct physiological pathways associated with the intermittent hypoxia (IH) and hypercapnia that characterize OSA. In a prior Australian Phase 2 clinical trial, IHL-42X was shown to reduce the Apnea-Hypopnea Index (AHI) in all dosage strengths, with the lowest dose reducing AHI by an average of 51 percent relative to baseline. RePOSA, a global Phase 2/3 clinical trial is underway, evaluating IHL-42X in individuals with OSA who are either non-compliant, intolerant, or naïve to positive airway pressure devices, including CPAP, with the Phase 2 portion conducted in the United States. The expanded Phase 3 portion will also include sites in the United Kingdom and European Union. A top-line readout from the U.S. Phase 2 portion is anticipated in the first half of 2025.

About ResMed

At ResMed (NYSE: RMD, ASX: RMD) we pioneer innovative solutions that treat and keep people out of the hospital, empowering them to live healthier, higher-quality lives. Our digital health technologies and cloud-connected medical devices transform care for people with sleep apnea, COPD, and other chronic diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries. To learn more, visit ResMed.com and follow @ResMed.

About Incannex Healthcare Inc.

Incannex is leading the way in developing combination medicines that target the underlying biological pathways associated with chronic conditions, including obstructive sleep apnea, rheumatoid arthritis and generalized anxiety disorder. The company is advancing novel oral fix-dosed treatments and therapeutic regimens based on evidence-based innovation. Incannex's lead Phase 2/3 and Phase 2 clinical programs include IHL-42X, an oral fixed-dose combination of dronabinol and acetazolamide, designed to act synergistically in the treatment of OSA for the treatment of obstructive sleep apnea;  IHL-675A, an oral fixed-dose combination of cannabidiol and hydroxychloroquine sulfate, acting synergistically to alleviate inflammation, and PSX-001, an oral synthetic psilocybin treatment in combination with psychotherapy, for the treatment of generalized anxiety disorder. Incannex's programs target disorders that have limited, inadequate, or no approved pharmaceutical treatment options.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements in this press release include statements about, among other things: Incannex's business strategy, future operations; Incannex's ability to execute on its objectives, prospects, or plans, the skills and experience of the newly appointed advisory board member and expectations with respect to her future contributions to the Company and statements, evaluations and judgments regarding Incannex's research and development efforts, including any implications that the results of earlier clinical trials will be representative or consistent with later clinical trials or final results; the expected timing of enrollment for these trials and the availability of data or results of these trials, and the potential benefits, safety or of Incannex's drug candidates. Forward-looking statements are statements other than historical facts and relate to future events or circumstances or Incannex's future performance, and they are based on management's current assumptions, expectations, and beliefs concerning future developments and their potential effect on Incannex's business. These forward-looking statements are subject to a number of risks and uncertainties, which may cause the forward-looking events and circumstances described in this press release to not occur, and actual results to differ materially and adversely from those described in or implied by the forward-looking statements. These risks and uncertainties include, among others: the continued availability of financing; Incannex's ability to raise capital to fund continuing operations and to complete capital raising transactions; the impact of any infringement actions or other litigation brought against Incannex; the success of Incannex's development efforts, including Incannex's ability to progress its drug candidates through clinical trials on the timelines expected; competition from other providers and products; that the market for its drug candidates may not grow at the rates anticipated or at all; Incannex's compliance with the various evolving and complex laws and regulations applicable to its business and its industry; and Incannex's ability to protect its proprietary technology and intellectual property; and other factors relating to Incannex's industry, its operations and results of operations. The forward-looking statements made in this press release speak only as of the date of this press release, and Incannex assumes no obligation to update publicly any such forward-looking statements to reflect actual results or to changes in expectations, except as otherwise required by law. Incannex's reports filed with the U.S. Securities and Exchange Commission (SEC) including its annual report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on September 30, 2024, and the other reports it files from time to time, including subsequently filed annual, quarterly and current reports, are made available on Incannex's website upon their filing with the SEC. These reports contain more information about Incannex, its business and the risks affecting its business, as well as its results of operations for the periods covered by the financial results included in this press release.

Contact Information

Jennifer Drew-Bear
Edison Group for Incannex
Jdrew-bear@edisongroup.com